Exhibit 21


                                 Subsidiaries of
                        Millennium Bankshares Corporation
                        ---------------------------------


          -  Millennium Bank, National Association (Virginia)

               -  Millennium Capital, Inc. (100% owned) (Virginia)

               -  Millennium Residential Funding, L.L.C. (51% owned) (Virginia)

               -  Millennium Wholesale Lending, L.L.C. (51% owned) (Virginia)

               -  Go Lender Direct, L.L.C. (51% owned) (California)

          -  Millennium Brokerage Services, Inc. (Virginia)

          -  Millennium e-Banking Solutions, L.L.C. (Virginia)

          -  Millennium Insurance Services, Inc. (Virginia)